FIRST ALBANY COMPANIES INC.               (Exhibit 11)
                     COMPUTATION OF PER SHARE EARNINGS




                                                        Three Months Ended
                                                    March 27,        March 27,
(In thousands of dollars, except per share amounts)   1998             1997
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Basic:
 Net income                                         $  1,407         $    371
================================================================================
Weighted average number of shares
 outstanding during the period                         6,176            5,953
================================================================================

Net income per share                                $   0.23         $   0.06
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Dilutive:

Net income                                          $  1,407         $    371
================================================================================
Weighted average number of shares
 outstanding during the period                         6,176            5,953

Effective of dilutive common
 equivalent shares                                       664              399
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Weighted average shares and
 dilutive common equivalent shares
 for dilutive earnings per share                       6,840            6,352
================================================================================

Net income per share                                $   0.21         $   0.06
================================================================================

*Per share figures and shares outstanding have been restated for all
dividends declared, including the May   1998 5% stock dividends.